UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2008
Pet DRx Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification No.)
incorporation)	Number)
215 Centerview Drive
Suite 360
Brentwood, Tennessee 37027
(Address of principal executive offices)
(615) 369-1914
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act.
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02	Termination of a Material Definitive Agreement
On June 30, 2008, XLNT Veterinary Care, Inc. (“XLNT”), a wholly-owned subsidiary of Pet DRx Corporation (the “Registrant”), elected to prepay its $12,000,000 loan pursuant to the Credit Agreement between XLNT and the subsidiaries of XLNT (collectively with XLNT, the “Borrowers”) and Fifth Street Mezzanine Partners, II, L.P. (“Fifth Street”), dated March 29, 2007, as amended (“Credit Agreement”). Specifically, XLNT paid off all outstanding principal, interest and fees under the Credit Agreement, in a total amount of $12,511,854.97. A prepayment fee of $242,429.16 was incurred as a result of this termination and is included in the total amount.
The Credit Agreement provided for a $12,000,000 term loan, with interest payable monthly at a rate of 15% per annum, and the principal due in full on March 8, 2010. The Credit Agreement was secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Borrowers. The Registrant guaranteed all obligations and liabilities of the Borrowers under the Credit Agreement pursuant to a Guaranty dated February 19, 2008. The Registrant also entered into a Security Agreement with Fifth Street dated February 19, 2008, whereby the Registrant and two additional subsidiaries of XLNT granted Fifth Street a security interest in all of their assets.
The Registrant’s decision to pay off the loan in full is based on its belief that when additional capital is required other forms of capital may be available to it on more favorable terms than those offered under the Credit Agreement. The Registrant believes that Fifth Street has been an excellent financial partner. For that reason, the Registrant may consider alternative financing arrangements with Fifth Street in the future.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PET DRX CORPORATION
By:	/s/ Gregory J. Eisenhauer
	Name:	Gregory Eisenhauer
	Title:	Executive Vice President and Chief Financial Officer

Date: July 3, 2008